  Human Resources Department  100 Manhattanville Road  Purchase, NY 10577‐2135 USA       Tel: +1 914.251.9000  Fax: +1 914.697.2996  www.trtn.com October 31, 2019 Carla Heiss [ADDRESS REDACTED] Dear Carla, We are pleased to confirm our offer of employment for you to join Triton Container International, Incorporated of North America (“Triton” “Company”), an indirect subsidiary of Triton International Limited, as Senior Vice President, General Counsel & Secretary reporting to Brian Sondey, CEO. The details of your offer are as follows:  Effective Start Date – December 1, 2019  Location – Your principal place of employment shall be the Company’s headquarters in Purchase, New York.  Salary – Your starting base salary will be $400,000 annually. (This is stated as a matter of convenience and does not imply any type of employment contract)  Next Scheduled Compensation Review Date – Under current Company policy, your next compensation review date is January 1, 2021.  Bonus – Effective January 1, 2020 you will be eligible to participate in the company’s annual discretionary bonus plan in which your target payout will be 60% of your annual base salary with a payout range between 0 to 200% of the target bonus opportunity. The actual payout may vary based on the company’s overall performance, as well as your individual contribution to that performance.  Sign-on Bonus - You will receive a one-time lump sum payment of $330,000 (subject to normal withholdings) with the first regular payroll following your start date. If you voluntarily leave the Company within 12 months of receipt of this payment, you will be liable for repayment of the entire amount.  Restricted Stock Grant – You will participate in the Company’s equity program. On or shortly after your start date you will receive a Restricted Stock grant with a value of $400,000. These shares will cliff vest 3 years from the grant date and will include 50% time based and 50% performance based shares. Your next grant will be part of the regularly scheduled grants in Jan/Feb 2021, with an expected target value equal to your base salary at that time. Inclusion in the Company’s equity program requires compliance with a Non-Compete Agreement, which may be invoked at the Company’s discretion at the time employment is terminated. If the Company invokes the Non- Compete, you will receive your base salary in effect at that time for the 12 month Non-Compete period.  Severance – All employees are covered under the Company’s Severance Plan. You shall be immediately eligible to participate in the Severance Plan regardless of any service requirements. If the Company terminates your employment for reasons other than Cause or if you resign your employment for Good Reason (each as defined in the Severance Plan), your severance award will be calculated at the maximum benefit of 32 weeks of salary and bonus target and will not be based on your years of service. All unvested shares which were not granted during the year of termination shall fully vest immediately upon termination.  Change of Control – If a Change of Control occurs resulting in a Termination of Service within 24 months of the Change of Control (as such terms are defined in the Triton International Limited Equity

Page 2 Carla Heiss Incentive Plan), all unvested awards shall vest, and you would be eligible for payment under the Company’s Severance Plan.  Car Allowance – You will be eligible to receive a monthly car allowance in the gross amount of $630. This amount will be paid via payroll and will be subject to all normal tax withholdings.  Benefits - In addition to your salary, you will also be eligible to participate in the Triton Benefits Program, which offers a variety of benefit options. You will be eligible for the Triton welfare plans (medical, dental, life and disability), on your start date of December 1, 2019. In addition, the Company will provide you with coverage under the Company’s customary director and officer indemnification arrangements.  Vacation – You will be entitled to five weeks of paid vacation annually. This offer is contingent upon receipt of satisfactory proof of identification and work authorization as required by the Immigration and Control Act, as well as satisfactory background and reference validation. Pursuant to the Immigration and Nationality Act, our company is required to verify the identity and employment authorization of all new hires. In order to comply with this legal obligation, we must complete an Employment Eligibility Verification Form I-9 within three days of hire. We have enclosed a Form I-9 for your review (do not complete at this time). Please note that you will need to provide either (i) one document from "List A" or (ii) one document from "List B" and one document from "List C" of the form (see page two of the enclosed I-9 Form). If you anticipate having difficulty completing the Form I-9 or producing the required documents, please contact me ASAP. In addition, employment at Triton is on an at-will basis, which means that both you and/or Triton can terminate the employment relationship at any time for any reason, with or without cause or advance notice. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by the CEO of the Company. Further, no policy, guideline or other statement of business philosophy or operating principle or standard contained in any company handbook, manual or other company document shall give rise to any contractual obligation whatsoever. You represent that you are not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or any other party, except as disclosed to the Company. You further represent that your performance as an employee of the Company does not, and will not, breach any agreement to keep in confidence proprietary information, knowledge or data acquired in confidence or in trust prior to your employment with the Company, and you shall not use such confidential and proprietary information, knowledge or data acquired prior to employment with the Company during your employment with the Company. If you agree to the terms outlined above, please acknowledge your agreement by signing the bottom of this letter and returning it along with the enclosed Inquiry Release form via email to me (mlimoncelli@trtn.com) by November 4, 2019. Carla, I’m sure you’ll find this an exciting and challenging opportunity. If you should have any questions, please do not hesitate to call me. Sincerely, /s/ Michael Limoncelli Vice President, Human Resources ________________________________________________________________ I accept this offer of employment under the terms set forth above:

TRITON

Human Resources Department
100 Manhattanville Road
Purchase, NY 10577-2135 USA
Tel: +1 914.251.9000
Fax: +1 914.697.2996
www.trtn.com

SIGNATURE: __/s/ Carla Heiss________________________
DATE:______11/1/2019____________